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                                                               Exhibit 99.p.(vi)

                                 CODE OF ETHICS

                                       OF

                    PERKINS, WOLF, MCDONNELL AND COMPANY, LLC


                                  LAST REVISED

                                  JULY 7, 2004

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                                TABLE OF CONTENTS

DEFINITIONS                                                                    1

INTRODUCTION                                                                   3
      COMMUNICATIONS WITH OUTSIDE TRUSTEES/DIRECTORS                           4

CODE OF ETHICS                                                                 4
      OVERVIEW                                                                 4
      GUIDING PRINCIPLES                                                       4
      GENERAL PROHIBITIONS                                                     5
      TRANSACTIONS IN THE FUNDS                                                6
      TRADING RESTRICTIONS                                                     6
            EXCLUDED TRANSACTIONS                                              7
            DISCLOSURE OF CONFLICTS                                            7
            PRECLEARANCE                                                       8
            TRADING BAN ON PORTFOLIO MANAGERS AND ASSISTANT PORTFOLIO          8
            MANAGERS                                                           8
            BAN ON IPOs                                                        8
            BLACKOUT PERIOD                                                    9
            HEDGE FUNDS, INVESTMENT CLUBS, AND OTHER INVESTMENTS               9
      PRECLEARANCE PROCEDURES                                                  9
      REPORTING REQUIREMENTS                                                   9
            ACCOUNT STATEMENTS                                                10
            HOLDINGS REPORTS                                                  10
            PERSONAL SECURITIES TRANSACTION REPORTS                           10
            ACKNOWLEDGMENT OF RECEIPT FORM                                    10
            ANNUAL CERTIFICATION FORM                                         11
INSIDER TRADING POLICY                                                        11
      BACKGROUND INFORMATION                                                  11
            WHO IS AN INSIDER?                                                12
            WHEN IS INFORMATION NON-PUBLIC?                                   12
            WHAT IS MATERIAL INFORMATION?                                     12
            WHEN IS INFORMATION MISAPPROPRIATED?                              12
            PENALTIES FOR INSIDER TRADING                                     12
            WHO IS A CONTROLLING PERSON?                                      13
      PROCEDURES TO IMPLEMENT POLICY                                          13
            IDENTIFYING MATERIAL INSIDE INFORMATION                           14
            REPORTING INSIDE INFORMATION                                      14
            WATCH AND RESTRICTED LISTS                                        14
            PROTECTING INFORMATION                                            15
            RESPONSIBILITY TO MONITOR TRANSACTIONS                            15
            RECORD RETENTION                                                  15
            TENDER OFFERS                                                     16
GIFT POLICY                                                                   18
      GIFT GIVING                                                             17
      GIFT RECEIVING                                                          17
      CUSTOMARY BUSINESS AMENITIES                                            17
OUTSIDE EMPLOYMENT POLICY                                                     18

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
SUPERVISORY AND COMPLIANCE PROCEDURES                                         19
      SUPERVISORY PROCEDURES                                                  19
            PREVENTION OF VIOLATIONS                                          19
            DETECTION OF VIOLATIONS                                           19
      COMPLIANCE PROCEDURES                                                   20
            REPORTS OF POTENTIAL DEVIATIONS OR VIOLATIONS                     20
            ANNUAL REPORTS                                                    20
            RECORDS                                                           20
            INSPECTION                                                        21
            CONFIDENTIALITY                                                   21
            FILING OF REPORTS                                                 21
GENERAL INFORMATION ABOUT THE ETHICS RULES                                    21
            DESIGNEES                                                         21
            ENFORCEMENT                                                       21
            INTERNAL USE                                                      21

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                              PERKINS ETHICS RULES

             "ACT IN THE BEST INTEREST OF OUR INVESTORS - EARN THEIR
                          CONFIDENCE WITH EVERY ACTION"

                                   DEFINITIONS

The following definitions are used throughout this document. You are responsible for reading and being familiar with each definition.

1.     "Access Person" shall mean:

       1)     Any employee of Perkins, Wolf, McDonnell and Company, LLC
              ("Perkins");

       2) Any director or officer of Perkins who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of securities for the Funds or for the advisory clients or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Funds or advisory clients regarding the purchase or sale of securities; and

       3) Any other persons designated by Perkins as having access to current trading information.

2.     "Advisory Person" shall mean:

       1) All employees of Perkins in a control relationship who in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the Funds or for the account of advisory clients, or whose functions relate to the making of any recommendations with respect to such purchases and sales; and

       2) Any natural person in a control relationship who obtains information concerning recommendations made to the Funds or for the account of Clients with regard to the purchase or sale of a security.

3. "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is subject to the provisions of Section 16 except that the determination of direct or indirect Beneficial Ownership shall apply to all Covered Securities which an Access Person has or acquires. For example, in addition to a person's own accounts the term "Beneficial Ownership" encompasses securities held in the name of a spouse, minor children, a relative sharing your home, or certain trusts under which you or a related party is a beneficiary, or held under other arrangements indicating a sharing of financial interest.

4. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

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5.     "Covered Persons" are all employees of Perkins and all Directors,
       Trustees, officers, and full-time, part-time or temporary employees of Perkins, and persons working for Perkins on a contract basis.

6. "Covered Securities" generally include all securities (including Company Stock), whether publicly or privately traded, and any proprietary mutual fund, option, future, forward contract or other obligation involving a security or index thereof, including an instrument whose value is derived or based on any of the above (a "derivative"). The term Covered Security includes any separate security, which is convertible into or exchangeable for, or which confers a right to purchase such security. The following investments are not Covered Securities:

       - shares of registered non-proprietary open-end investment companies (e.g., mutual funds);

       -      shares of offshore open-end mutual funds

       - direct obligations of the U.S. government (e.g., Treasury securities), or any derivative thereof;

       - securities representing a limited partnership interest in a real estate limited partnership;

       - high-quality money market instruments, such as certificates of deposit, bankers acceptances, repurchase agreements, commercial paper, and U.S. government agency obligations;

       - insurance contracts, including life insurance or annuity contracts;

       - direct investments in real estate, business franchises or similar ventures; and

       - physical commodities (including foreign currencies), or any derivatives thereof.

7. "Designated Compliance Representatives" are Ted Hans, Gregory Wolf, Ryan Wolf, or their designee(s).

8. "Designated Legal Representatives" is Blackwell Sanders, or their designee(s).

9.     "Director of Research" is Randy Hughes.

10. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

11. "Investment Personnel" shall mean (i) a person who makes decisions regarding the purchase or sale of securities by or on behalf of the Funds or advisory clients and any person such as an analyst or trader who directly assists in the process, and (ii) any natural person who controls the Funds or Perkins and who obtains information concerning recommendations made to the Funds regarding the purchase or sale of Covered Securities by the Funds, and (iii) all employees of Perkins.

12.    "Funds" are the Janus Small Cap Value Fund and the Janus Mid Cap Value
       Fund.

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13.    "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

14.    "NASD" is the National Association of Securities Dealers, Inc.

15.    "Non-Access Person" is any person that is not an Access Person.

16.    "Perkins" is Perkins, Wolf, McDonnell and Company, LLC.

17.    "Outside Directors" are Directors who are not employed by Perkins.

18.    "Registered Persons" are persons registered with the NASD by Perkins.

19. "Security Held or to be Acquired" means any Covered Security which, within the most recent 15 days (i) is or has been held by the Perkins Funds; or (ii) is being or has been considered by the Funds or Perkins for purchase.

20.    "SEC" is Securities and Exchange Commission.

These definitions may be updated from time to time to reflect changes in personnel.

                                  INTRODUCTION

       These Ethics Rules ("Rules") apply to all employees of Perkins. Perkins has adopted Janus' Ethics Rules with limitedchanges. The Rules apply to transactions for your personal accounts and any other accounts you beneficially own. You may be deemed the beneficial owner of any account in which you have a direct or indirect financial interest. Such accounts include, among others, accounts held in the name of your spouse, your minor children, a relative sharing your home, or certain trusts under which you or such persons are a beneficiary.

       The Rules are intended to ensure that you (i) at all times place first the interests of the Funds that Perkins sub-advises, investment companies for which Janus serves as sub-adviser and Perkins serves as sub-sub-adviser, and all other advisory clients of Perkins ("Clients"); (ii) conduct all personal trading consistent with the Rules and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility; and (iii) not use any material non-public information in securities trading. The Rules also establish policies regarding other matters, such as outside employment and the giving or receiving of gifts.

       You are required to read and retain these Rules and to sign and submit an Acknowledgment of Receipt Form to Compliance upon commencement of employment or other services. On an annual basis thereafter, you will be required to complete an Annual Certification Form. The Annual Certification Form confirms that (i) you have received, read and asked any questions necessary to understand the

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Rules; (ii) you agree to conduct yourself in accordance with the Rules; and
(iii) you have complied with the Rules during such time as you have been associated with Perkins. Depending on your status, you may be required to submit additional reports and/or obtain clearances as discussed more fully below.

       Unless otherwise defined, all capitalized terms shall have the same meaning as set forth in the Definitions section.

                 COMMUNICATIONS WITH OUTSIDE TRUSTEES/DIRECTORS

       As a regular business practice, Perkins attempts to keep fund and account Directors and Trustees informed with respect to its investment activities through reports and other information provided to them in connection with board meetings and other events. In addition, Perkins personnel are encouraged to respond to inquiries from Directors and Trustees, particularly as they relate to general strategy considerations or economic or market conditions affecting Perkins. However, it is Perkins's policy not to communicate specific trading information and/or advice on specific issues to Outside Directors and Outside Trustees (i.e., no information should be given on securities for which current activity is being considered for Clients). Any pattern of repeated requests by such Directors or Trustees should be reported to the Chief Compliance Officer or the Compliance Director.

                                 CODE OF ETHICS

                                    OVERVIEW

       In general, it is unlawful for persons affiliated with investment companies, their principal underwriters or their investment advisers to engage in personal transactions in securities held or to be acquired by a registered investment company, if such personal transactions are made in contravention of rules which the SEC has adopted to prevent fraudulent, deceptive and manipulative practices. Such rules require each registered investment company, investment adviser and principal underwriter to adopt its own written code of ethics containing provisions reasonably necessary to prevent its employees from engaging in such conduct, and to maintain records, use reasonable diligence, and institute such procedures as are reasonably necessary to prevent violations of such code. This Code of Ethics ("Code") and information reported hereunder will enable Perkins to fulfill these requirements.

                               GUIDING PRINCIPLES

       Recognizing that certain requirements are imposed on investment companies and their advisers by virtue of the Investment Company Act of 1940 and the Investment Advisers Act of 1940, considerable thought has been given to devising a code of ethics designed to provide legal protection to accounts for which a fiduciary relationship exists and at the same time maintain an atmosphere within which conscientious professionals may develop and maintain investment skills. It is the judgment of Perkins that as a matter of policy a code of ethics should not inhibit responsible personal investment by professional investment personnel, within boundaries reasonably necessary to insure that appropriate safeguards exist to protect Perkins funds/clients. This policy is based on the belief that personal investment experience can over time lead to better performance of the individual's professional investment responsibilities. The logical extension of this line of reasoning is that such personal investment experience may, and conceivably should, involve securities, which are suitable for

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funds/clients in question. This policy quite obviously increases the possibility of overlapping transactions. The provisions of the Code, therefore, are designed to foster personal investments while minimizing conflicts under these circumstances and establishing safeguards against overreaching.

                              GENERAL PROHIBITIONS

       The following activities are prohibited for all Perkins' employees. Persons who violate any prohibition may be required to disgorge any profits realized in connection with such violation to a charitable organization selected by Perkins and may be subject to other sanctions imposed by Perkins, as outlined in the Penalty Guidelines.

       1. Employees may not cause a Client to take action, or to fail to take action, for personal benefit, rather than to benefit such Client. For example, an employee would violate this Code by causing a Client to purchase a security owned by the employee for the purpose of supporting or increasing the price of that security or by causing a Client to refrain from selling a security in an attempt to protect a personal investment, such as an option on that security.

       2. Employees may not use knowledge of portfolio transactions made or contemplated for Clients to profit, or cause others to profit, by the market effect of such transactions.

       3. Employees have an obligation to safeguard material non-public information regarding Perkins, Janus and its Clients. Accordingly, Employees may not disclose current portfolio transactions made or contemplated for Clients as well as any other non-public information to anyone outside of Perkins/Janus.

       4. Employees may not engage in fraudulent conduct in connection with the purchase or sale of a Security Held or to be Acquired by a Client, including without limitation:

              1) Employing any device, scheme or artifice to defraud any Client;

              2) Making any untrue statement of material fact to any client or omitting to state to any Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

              3) Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Client;

              4) Engaging in any manipulative practice with respect to any Client; or

              5) Investing in derivatives to evade the restrictions of this Code. Accordingly, individuals may not use derivatives to take positions in securities that would be otherwise prohibited by the Code if the positions were taken directly.

       5. Employees are also prohibited from engaging in a pattern of Covered Securities which is excessively frequent so as to potentially:

              - Impact their ability to carry out their assigned responsibilities,
              - Increase the possibility of actual or apparent conflicts, or

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              -      Violate any provision of the Code.

       6. Employees may not serve on the board of directors of a publicly traded company without prior written authorization from the Chief Compliance Officer. No such service shall be approved without a finding by the Chief Compliance Officer that the board service would not be inconsistent with the interests of Clients. If board service is authorized by the Chief Compliance Officer, the employee serving as director normally should be isolated from those making investment decisions with respect to the company involved through "Chinese Walls" or other procedures.

                            TRANSACTIONS IN THE FUNDS

       No Covered Person shall engage in excessive trading or market timing activities with respect to any Fund. For the purposes of the foregoing, "market timing" shall be defined as a purchase and redemption, regardless of size, in and out of the same Janus Fund in excess of four "round trips" per rolling 12-month period. A "round trip" is a redemption out of a Perkins Fund (by any means) followed by a purchase back into the same Fund (by any means).

       COVERED PERSONS are also required to notify Compliance of each Fund account in which they have a Beneficial Interest (see Reporting Requirements below).

PRECLEARANCE PROCEDURES FOR FUNDS

       ACCESS PERSONS must obtain preclearance prior to engaging in any personal transaction in Funds unless such transaction meets one of the exceptions noted below. A Personal Trades Fund Preclearance Form must be submitted to Compliance. Compliance shall promptly notify the Access Person of approval or denial of the transaction. Notification of approval or denial of the transaction may be given verbally; however, it shall be confirmed in writing within seventy-two (72) hours of verbal notification. Prior clearance is in effect for four (4) business days from and including the day of notification to execute the trade. You may make only one trade in the approved fund during the approved time period. Preclearance is not required for systematic purchase or sale plans such as payroll deduction, automatic monthly investment, or 401(k) contributions.

The above trading restrictions are applicable to any transaction in a Fund Beneficially Owned by a Covered Person.

                              TRADING RESTRICTIONS

       The trading restrictions of the Code apply to all direct or indirect acquisitions or dispositions of Covered Securities, whether by purchase, sale, tender offers, stock purchase plan, gift, inheritance, or otherwise. Unless otherwise noted, the following trading restrictions are applicable to any transaction in a Covered Security Beneficially Owned by an employee.

       Any disgorgement of profits required under any of the following provisions shall be donated to a charitable organization selected by Perkins. However, if disgorgement is required as a result of trades by a portfolio manager that conflicted with that manager's own Clients, disgorgement proceeds shall be paid directly to such Clients. If disgorgement is required under more than one provision, Perkins shall determine in its sole discretion the provision that shall control.

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EXCLUDED TRANSACTIONS

       Some or all of the trading restrictions listed below do not apply to the following transactions; however, these transactions must still be reported to Compliance (see Reporting Requirements):

       - Tender offer transactions are exempt from all trading restrictions.

       - The acquisition of securities through stock purchase plans are exempt from all trading restrictions except preclearance, the trading ban on portfolio managers and assistant portfolio managers, and the seven day rule. (Note: the sales of securities acquired through a stock purchase plan are subject to all of the trading restrictions of the Code.)

       - The acquisition of securities through stock dividends, automatic dividend reinvestment plans, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities are exempt from all trading restrictions. The acquisition of securities through the exercise of rights issued by an issuer PRO RATA to all holders of a class of securities, to the extent the rights were acquired in the issue are exempt from all trading restrictions.

       - The acquisition of securities by gift or inheritance is exempt from all trading restrictions. (Note: the sales of securities acquired by gift or inheritance ARE subject to all trading restrictions of the Code.)
       - Transactions in securities that are gifted (except for gifts intended as political contributions) to charitable organizations are exempt from all trading restrictions.

DISCLOSURE OF CONFLICTS

       If an employee is planning to invest or make a recommendation to invest in a security for a Client, and such person has a material interest in the security, such person must first disclose such interest to his or her manager or the Chief Compliance Officer. The Chief Compliance Officer shall conduct an independent review of the recommendation to purchase the security for Clients. The Chief Compliance Officer may review the recommendation only if he or she has no material interest in the security. A material interest is Beneficial Ownership of any security (including derivatives, options, warrants or rights), offices, directorships, significant contracts, or interests or relationships that are likely to affect such person's judgment.

       Employees may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a client in order to avoid an actual or apparent conflict with a personal transaction in that security. Before trading any security, a research analyst has a duty to provide to Perkins any material, public information that comes from the company about such security in his or her possession. As a result, Employees should (a) confirm that a research note regarding such information is on file prior to trading in the security, or
(b) if not, should disclose the information to his or her manager, the Chief Compliance Officer.

PRECLEARANCE

       Employees must obtain preclearance prior to engaging in any personal transaction in Covered Securities. (See Preclearance Procedures below.)

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       TRADING BAN ON PORTFOLIO MANAGERS Portfolio managers and all other
Perkins' employees are prohibited from trading personally in Covered Securities. However, the following types of transactions are exempt from this policy, but are subject to all applicable provisions of the Rules, including preclearance:

       - The purchase and sale of any security that is not held by any Client; and

       - The sale of any security in order to raise capital to fund a significant life event. For example, purchasing a home or automobile, or paying medical or education expenses.

BAN ON IPOs

       Employees may not purchase securities in an initial public offering (excluding secondary, fixed-income and convertible securities offerings) as defined in NASD rules. Such securities may be purchased or received, however, where the individual has an existing right to purchase the security based on his or her status as an investor, policyholder or depositor of the issuer. In addition, securities issued in reorganizations are also outside the scope of this prohibition if the transaction involves no investment decision on the part of the employee except in connection with a shareholder vote. (Note: any securities or transactions that fall outside the scope of this prohibition are subject to all applicable trading restrictions.)

BLACKOUT PERIOD

       No employee may engage in a transaction in a Covered Security when such person knows or should have known at the time there to be pending, on behalf of any Client, a "buy" or "sell" order in that same security. The existence of pending orders will be checked by Compliance as part of the Preclearance process. Preclearance may be given when any pending Client order is completely executed or withdrawn.

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HEDGE FUNDS, INVESTMENT CLUBS, AND OTHER INVESTMENTS

       No employee may participate in hedge funds, investment clubs, or similar investment vehicles, unless such person does not have any direct or indirect influence or control over the trading.

                             PRECLEARANCE PROCEDURES

       Employees must obtain preclearance for all applicable transactions in Covered Securities in which such person has a Beneficial Interest. A Preclearance Form must be submitted to Compliance. Compliance shall promptly notify the person of approval or denial of the transaction. Notification of approval or denial of the transaction may be given verbally; however, it shall be confirmed in writing within seventy-two (72) hours of verbal notification. When preclearance has been approved, the person then has three business days from and including the day of first notification to execute the trade. A portfolio manager may not preclear his or her own transaction. Personal securities transactions and holdings reported by the Compliance Officer shall be reviewed by the Chief Investment Officer.

                             REPORTING REQUIREMENTS

ACCOUNT STATEMENTS

       All employees must notify Compliance of each brokerage account and Janus Fund account in which they have a Beneficial Interest and must arrange for their brokers or financial institutions to provide to Compliance, on a timely basis, duplicate account statements and confirmations showing all transactions in brokerage or Fund accounts in which they have a Beneficial Interest. A Personal Brokerage/Mutual Fund Account Disclosure Form should be completed for this purpose. PLEASE NOTE THAT, EVEN IF SUCH PERSON DOES NOT TRADE COVERED SECURITIES IN A PARTICULAR BROKERAGE OR COMMODITIES ACCOUNT (E.G., TRADING MUTUAL FUNDS IN A SCHWAB ACCOUNT), THE REPORTING OF DUPLICATE ACCOUNT STATEMENTS AND CONFIRMATIONS IS STILL REQUIRED. Reporting of accounts that do not allow any trading in Covered Securities (e.g., a mutual fund account held directly with the fund sponsor) is not required.

       Employees must request approval from Compliance prior to opening a reportable account, and certify annually thereafter, including the name of the firm and the name under which the account is carried.

       Certain transactions might not be reported through a brokerage account, such as private placements, inheritances or gifts. In these instances, Access Persons must report these transactions within ten (10) calendar days using a Personal Securities Transaction Report as noted below.

HOLDINGS REPORTS

       Employees must submit to Compliance, within ten (10) calendar days after becoming an employee, a Disclosure Form which lists all Covered Securities beneficially held and any brokerage accounts through which such securities are maintained. In addition, persons employees must provide a brief description of any positions held (e.g., director, officer, other) with for-profit entities by submitting an Disclosure Form. The reports must contain information current as of no more than thirty (30) calendar days from the time the report is submitted.

PERSONAL SECURITIES TRANSACTION REPORTS

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       Employees must submit a Personal Securities Transaction Report within ten
(10) calendar days after any month end showing all transactions in Covered Securities and all such transactions that are not effected in brokerage or commodities accounts, including without limitation non-brokered private placements, and transactions in securities that are in certificate form, which may include gifts, inheritances, and other transactions in Covered Securities.

ACKNOWLEDGMENT OF RECEIPT FORM

       Each employee must provide Compliance with an Acknowledgment of Receipt Form within ten (10) calendar days of commencement of employment or other services certifying that he or she has received a current copy of the Rules and acknowledges, as a condition of employment, that he or she will comply with the Rules in their entirety.

ANNUAL CERTIFICATION FORM

       Each employee must provide Compliance annually with an Annual Certification Form certifying that he or she:

       1)     Has received, read and understands the Rules;

       2)     Has complied with the requirements of the Rules; and

       3) Has disclosed or reported all open brokerage and commodities accounts, personal holdings and personal securities transactions required to be disclosed or reported pursuant to the requirements of the Rules.

                             INSIDER TRADING POLICY

                             BACKGROUND INFORMATION

       The term "insider trading" is defined in the federal securities statutes as trading in securities while aware of material non-public information (whether or not one is an "insider") or to communications of material non-public information to others.

       While the law concerning insider trading can be complex and unclear, you should assume that the law prohibits:

          - Trading by an insider, while in possession of material non-public information,

          - Trading by a non-insider, while in possession of material non-public information, where the information was disclosed to the non-insider (either directly or through one or more intermediaries) in violation of an insider's duty to keep it confidential,

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          -     Communicating material non-public information to others in breach of a duty not to disclose such information, and

          - Misappropriating confidential information for securities trading purposes, in breach of a duty owed to the source of the information to keep the information confidential.

       Trading based on material non-public information about an issuer does not violate this policy unless the trader (i) is an "insider" with respect to an issuer; (ii) receives the information from an insider or from someone that the trader knows received the information from an insider, either directly or indirectly, or (iii) misappropriates the non-public information or obtains or misuses it in breach of a duty of trust and confidence owed to the source of the information. Accordingly, trading based on material non-public information about an issuer can be, but is not necessarily, a violation of this Policy. Trading while in possession of material non-public information relating to a tender offer is prohibited under this Policy regardless of how such information was obtained.

       Application of the law of insider trading to particular transactions can be difficult, particularly if it involves a determination about trading based on material non-public information. You legitimately may be uncertain about the application of this Policy in particular circumstances. If you have any questions regarding the application of the Policy or you have any reason to believe that a violation of the Policy has occurred or is about to occur, you should contact the Chief Compliance Officer.

       The following discussion is intended to help you understand the principal concepts involved in insider trading.

WHO IS AN INSIDER?

       The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, one or more of the Perkins entities may become a temporary insider of a company it advises or for which it performs other services. To be considered an insider, the company must expect the outsider to keep the disclosed non-public information confidential and/or the relationship must at least imply such a duty.

WHEN IS INFORMATION NON-PUBLIC?

       Information remains non-public until it has been made public. Information becomes public when it has been effectively communicated to the marketplace, such as by a public filing with the SEC or other governmental agency, inclusion in the Dow Jones "tape" or publication in THE WALL STREET JOURNAL or another publication of general circulation. Moreover, sufficient time must have passed so that the information has been disseminated widely.

WHAT IS MATERIAL INFORMATION?

       Trading on inside information is not a basis for liability unless the information is material. "Material information" generally means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates,

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changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

       Material information may also relate to the MARKET for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about THE WALL STREET JOURNAL'S "Heard on the Street" column.

WHEN IS INFORMATION MISAPPROPRIATED?

       The misappropriation theory prohibits trading on the basis of non-public information by a corporate "outsider" in breach of a duty owed not to a trading party, but to the source of confidential information. Misappropriation of information occurs when a person obtains the non-public information through deception or in breach of a duty of trust and loyalty to the source of the information.

PENALTIES FOR INSIDER TRADING

       Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers or other controlling persons. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

             -       Civil injunctions

             -       Treble damages

             -       Disgorgement of profits

             -       Jail sentences for up to 10 years

             - Fines up to $1,000,000 (or $2,500,000 for corporations and other entities)

             - Civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

             - Civil penalties for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

       In addition, any violation of the law may result in serious sanctions by Perkins, including termination of employment.

WHO IS A CONTROLLING PERSON?

       Included as controlling persons are all employees of Perkins. As an employee you have a duty to act to prevent insider trading. Failure to fulfill such a duty may result in penalties as described above.

                         PROCEDURES TO IMPLEMENT POLICY

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       The following procedures have been established to aid the employees of
Perkins in avoiding insider trading, and to aid Perkins in preventing, detecting and imposing sanctions against insider trading.

IDENTIFYING MATERIAL INSIDE INFORMATION

       Before trading for yourself or others, including the Funds or other Clients, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

       - To whom has this information been provided? Has the information been effectively communicated to the marketplace?

       - Has this information been obtained from either the issuer or from another source in breach of a duty to that source to keep the information confidential?

       - Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would affect the market price of the securities if generally disclosed?

REPORTING INSIDE INFORMATION

       If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

       - Do not purchase or sell the securities on behalf of yourself or others, including Clients.

       - Do not communicate the information inside or outside of Perkins/Janus, other than to the Chief Compliance Officer.

       - Immediately advise the Chief Compliance Officer of the nature and source of such information. The Chief Compliance Officer will review the information.

       - Depending upon the determination made by the Chief Compliance Officer you may be instructed to continue the prohibition against trading and communication and the Chief Compliance Office will place the security on a Restricted List or Watch List, as described below. Alternatively, if it is determined that the information obtained is not material non-public information, you may be allowed to trade and communicate the information.

WATCH AND RESTRICTED LISTS

       Whenever the Chief Compliance Officer determines that an employee of Perkins is in possession of material non-public information with respect to a company (regardless of whether it is currently owned by any Client) such company will either be placed on a Watch List or on a Restricted List.

WATCH LIST

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       If the security is placed on a Watch List, the flow of the information to other Perkins personnel will be restricted in order to allow such persons to continue their ordinary investment activities. This procedure is commonly referred to as a "Chinese Wall."

RESTRICTED LIST

       If the Chief Compliance Officer determines that material non-public information is in the possession of an employee of Perkins and cannot be adequately isolated through the use of a Chinese Wall, the company will be placed on the Restricted List. While a company is on the Restricted List, no Investment Person shall initiate or recommend any transaction in any Client account, and no employee shall be precleared to transact in any account in which he or she has a beneficial interest, with respect to the securities of such company. The Chief Compliance Officer will also have the discretion of placing a company on the Restricted List even though no "break in the Chinese Wall" has or is expected to occur with respect to the material non-public information about the company. Such action may be taken by such persons for the purpose of avoiding any appearance of the misuse of material non-public information.

       The Chief Compliance Officer will be responsible for determining whether to remove a particular company from the Watch List or Restricted List. The only persons who will have access to the Watch List or Restricted List are the Chief Compliance Officer, the Chief Investment Officer, and all other officers of Perkins and their designated Representatives and such persons who are affected by the information. The Watch List and Restricted List are highly confidential and should, under no circumstances, be discussed with or disseminated to anyone other than the persons noted above.

PROTECTING INFORMATION

       Employees of Perkins and its affiliates shall not disclose any non-public information (whether or not it is material) relating to Perkins/Janus or its securities transactions to any person outside Perkins/Janus (unless such disclosure has been authorized by the Chief Compliance Officer). Material non-public information may not be communicated to anyone, including any Director, Trustee, Officer or employee of Perkins/Janus, except as provided in this Policy. Access to such information must be restricted. For example, access to files containing material non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

       To insure the integrity of the Chinese Wall and to avoid unintended disclosures, it is important that all employees take the following steps with respect to confidential or non-public information:

       - Do not discuss confidential information in public places such as elevators, hallways or social gatherings.

       - To the extent practical, limit access to the areas of the firm where confidential information could be observed or overheard to employees with a business need for being in the area.

       - Avoid use of speakerphones in areas where unauthorized persons may overhear conversations.

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       -      Avoid use of wireless and cellular phones, or other means of communication, which may be intercepted.

       - Where appropriate, maintain the confidentiality of Client identities by using code names or numbers for confidential projects.

       - Exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized persons and to store such documents in secure locations when they are not in use.

       - Destroy copies of confidential documents no longer needed for a project unless required to be saved pursuant to applicable record keeping policies or requirements.

RESPONSIBILITY TO MONITOR TRANSACTIONS

       Compliance will monitor transactions of Clients and employees for which reports are received to detect the existence of any unusual trading activities with respect to companies on the Watch and Restricted Lists. Compliance will immediately report any unusual trading activity directly to the Chief Compliance Officer, who will be responsible for determining what, if any, action should be taken.

RECORD RETENTION

       Perkins Compliance shall maintain copies of the Watch List and Restricted List for a minimum of six years.

TENDER OFFERS

       Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary fluctuations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Perkins' employees and others subject to this Policy should exercise particular caution any time they become aware of non-public information relating to a tender offer.

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                                   GIFT POLICY

       Gifts may be given (OR ACCEPTED) only if they are in accordance with normally accepted business practices and do not raise any question of impropriety. A question of impropriety may be raised if a gift influences or gives the appearance of influencing the recipient. The following outlines Perkins' policy on giving and receiving gifts to help us maintain those standards and is applicable to all employees of Perkins.

                                   GIFT GIVING

       Neither you nor members of your immediate family may give any gift, series of gifts, or other thing of value, including cash, loans, personal services, or special discounts ("Gifts") in excess of $100 per year to any Client or any one person or entity that does or seeks to do business with or on behalf of Perkins or any Client (collectively referred to herein as "Business Relationships").

                                 GIFT RECEIVING

       Neither you nor members of your immediate family may receive any Gift of material value from any single Business Relationship. A Gift will be considered material in value if it influences or gives the appearance of influencing the recipient.

       In the event the aggregate fair market value of all Gifts received by you from any single Business Relationship is estimated to exceed $250 in any 12-month period, you must immediately notify the Chief Compliance Officer if it appears that such Gifts may have improperly influenced the receiver. If the Gift is made in connection with the sale or distribution of registered investment company or variable contract securities, the aggregate fair market value of all such Gifts received by you from any single Business Relationship may never exceed $100 in any 12-month period.

       The solicitation of a Gift is prohibited (I.E., YOU MAY NOT REQUEST A GIFT, SUCH AS TICKETS TO A SPORTING EVENT, BE GIVEN TO YOU).

                          CUSTOMARY BUSINESS AMENITIES

       Customary business amenities are not considered Gifts so long as such amenities are BUSINESS RELATED (E.G., IF YOU ARE ACCEPTING TICKETS TO A SPORTING EVENT, THE OFFERER MUST GO WITH YOU), reasonable in cost, appropriate as to time and place, and neither so frequent nor so costly as to raise any question of impropriety. Customary business amenities which you and, if appropriate, your guests, may accept (OR GIVE) include an occasional meal, a ticket to a sporting event or the theater, greens fees, an invitation to a reception or cocktail party, or comparable entertainment.

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                            OUTSIDE EMPLOYMENT POLICY

       No employee of Perkins shall accept employment or compensation as a result of any business activity (other than a passive investment), outside the scope of his relationship with Perkins unless approved by The Perkins Board of Directors

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                      SUPERVISORY AND COMPLIANCE PROCEDURES

       The Chief Compliance Officer is responsible for implementing supervisory and compliance review procedures. Supervisory procedures can be divided into two classifications: prevention of violations and detection of violations. Compliance review procedures include preparation of special and annual reports, record maintenance and review, and confidentiality preservation.

                             SUPERVISORY PROCEDURES

PREVENTION OF VIOLATIONS

       To prevent violations of the Rules, the Chief Compliance Officer should, in addition to enforcing the procedures outlined in the Rules:

       1. Review and update the Rules as necessary, at least once annually, including but not limited to a review of the Code by Legal Counsel, The Chief Investment Officer and the Chief Operating Officer;

       2.     Answer questions regarding the Rules;

       3. Request from all persons upon commencement of services, and annually thereafter, any applicable forms and reports as required by the Rules;

       4. Identify all Access Persons and notify them of their responsibilities and reporting requirements;

       5. Maintain a continuing education program consisting of the following:

              1) Orienting employees who are new to Perkins to the Rules, and

              2) Further educating employees by distributing memos or other materials that may be issued by outside organizations such as the Investment Company Institute discussing the issue of insider trading and other issues raised by the Rules.

DETECTION OF VIOLATIONS

       To detect violations of these Rules, the Chief Compliance Officer should, in addition to enforcing the procedures outlined in the Rules:

       - Implement procedures to review holding and transaction reports, confirmations, forms and statements relative to applicable restrictions, as provided under the Code; and

       - Implement procedures to review the Restricted and Watch Lists relative to applicable personal and Client trading activity, as provided under the Policy.

       Spot checks of certain information are permitted as noted under the Code.

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                              COMPLIANCE PROCEDURES

REPORTS OF POTENTIAL DEVIATIONS OR VIOLATIONS

       Upon learning of a potential deviation from, or violation of the Rules, Perkins' Compliance Officer shall report such violation to the Chief Compliance Officer of Janus, together with all documents relating to the matter.

ANNUAL REPORTS

       The Chief Compliance Officer of Perkins shall prepare a written report to the Janus Ethics Committee and the fund Trustees at least annually. The Chief Compliance Officer of Perkins will assist in all matters pertaining to the report and will also submit all necessary reports and certifications. The written report to the Trustees shall include any certification required by Rule 17j-1. This report shall set forth the following information, and shall be confidential:

       - Copies of the Rules, as revised, including a summary of any changes made since the last report;

       - Identification of any material issues arising under the Rules including material violations requiring significant remedial action since the last report;

       - Identification of any material conflicts that arose since the last report; and

       - Recommendations, if any, regarding changes in existing restrictions or procedures based upon Perkins' experience under these Rules, evolving industry practices, or developments in applicable laws or regulations.

       The Trustees must initially approve these Rules within the time frame required by Rule 17j-1. Any material changes to these Rules must be approved within six months.

RECORDS

       Compliance shall maintain the following records:

       - A copy of this Code and any amendment thereof which is or at any time within the past five years has been in effect.

       - A record of any violation of this Code, or any amendment thereof, and of any action taken as a result of such violation.

       - Files for personal securities transaction confirmations and account statements, all reports and other forms submitted by employees pursuant to these Rules and any other pertinent information.

       - A list of all persons who are, or have been, required to make reports pursuant to these Rules.

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       -      A list of persons who are, or within the last five years have been responsible for, reviewing transaction and holdings reports.

       -      A copy of each report made to the Trustees pursuant to this Code.

INSPECTION

       The records and reports maintained by Compliance pursuant to the Rules shall at all times be available for inspection, without prior notice, by any employee of Perkins and all other appropriate parties.

CONFIDENTIALITY

       All procedures, reports and records monitored, prepared or maintained pursuant to these Rules shall be considered confidential and proprietary to Perkins and its affiliates and shall be maintained and protected accordingly. Except as otherwise required by law or this Policy, such matters shall not be disclosed to anyone other than to employees of Perkins.

FILING OF REPORTS

       To the extent that any report, form acknowledgment or other document is required to be in writing and signed, such documents may be submitted in by e-mail or other electronic form approved by Perkins. Any report filed with the Chief Compliance Officer of Perkinsshall be deemed filed with the Funds.

                   GENERAL INFORMATION ABOUT THE ETHICS RULES

DESIGNEES

       The Chief Compliance Officer may appoint designees to carry out their functions pursuant to these Rules.

ENFORCEMENT

       In addition to the penalties described in the Penalty Guidelines and elsewhere in the Rules, upon discovering a violation of the Rules, Perkins may impose such sanctions as it deems appropriate, including without limitation, a letter of censure or suspension or termination of employment or personal trading privileges of the violator. All material violations of the Rules and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of Perkins and to the Directors and Trustees of any Perkins entity, which has been directly affected by the violation.

INTERNAL USE

       The Rules are intended solely for internal use by Perkins and its affiliates and do not constitute an admission, by or on behalf of such companies, their controlling persons or persons they control, as to any fact, circumstance or legal conclusion. The Rules are not intended to evidence, describe or define any relationship of control between or among any persons.

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